Prospectus Supplement No. 1	Filed pursuant to Rule 424(b)(3)
to Prospectus dated July 12, 2006	Registration File No. 333-135344

AUXILIUM PHARMACEUTICALS, INC.

The information in this prospectus supplement concerning the selling stockholders supplements the statements set forth under the heading “Selling Stockholders” in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Shares of our common stock are quoted on The NASDAQ Global Market under the symbol “AUXL.” The last reported sale price of our common stock on March 22, 2007, as reported on The NASDAQ Global Market, was $14.71 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK

FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 23, 2007

The information in the following table is presented as of March 23, 2007 and replaces and supersedes the information regarding SCP Private Equity Partners II, L.P. in the table appearing under the heading “Selling Stockholders” on page 23 of the prospectus.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering			Number of Shares of Common Stock Being Offered		Number of Warrant Shares Being Offered (1)	Shares of Common Stock Beneficially Owned After Offering (2)
	Number		Percentage				Number		Percentage
SCP Private Equity Partners II, L.P. and affiliated entities (21)	3,987,327	(6)	13.46%	3,026,822	(22)	131,685	828,820	(7)	2.62%

(6)	Includes 3,524,530 shares of common stock and 296,949 shares of common stock underlying warrants that are currently exercisable held by SCP Private Equity Partners II, L.P. and 165,848 shares of common stock held by SCP Private Equity II General Partner, LP, the general partner of SCP Private Equity Partners II, L.P. (the “General Partner”). The General Partner has two general partners: SCP Management II, L.P., the ultimate general partner of which is Safeguard Fund Management, Inc., and SCP Private Equity II Investment Partnership, L.P., which has as its general partner SCP Private Equity II Investment Partnership, LLC. Each of these entities, other than the General Partner, has contractually delegated to SCP Private Equity II, LLC all of their respective authority to manage and control the business and affairs of the General Partner and that entity is deemed to have shared voting and dispositive power over the shares held by SCP Private Equity Partners II, L.P. SCP Private Equity II, LLC is a limited liability company whose members are Winston J. Churchill, Wayne B. Weisman, Thomas G. Rebar and Safeguard Fund Management, Inc. Messrs. Churchill, Weisman and Rebar each share voting and investment control over and disclaim beneficial ownership of all shares that may be held by SCP Private Equity Partners II, L.P., except to the extent of any indirect pecuniary interest therein. See footnote 21.

(7)	Includes 663,556 shares of common stock and 165,264 shares of common stock underlying warrants that are currently exercisable held by SCP Private Equity Partners II, L.P.

(21)	Winston J. Churchill is a member of our Board of Directors and Chairman of the Compensation Committee of our Board of Directors. Mr. Churchill is a managing partner of SCP Private Equity Partners II, L.P. and a founder and control person of CIP Capital, L.P. In October 2003, Mr. Churchill personally loaned Gerri A. Henwood, our former Chief Executive Officer, Interim President and director, and her husband $100,000 for personal financial reasons. This loan bears interest at the prime rate compounded monthly and is repayable on demand. As of March 15, 2007, the total amount owed was $99,035.83.

(22)	Includes 2,860,974 shares of common stock offered by SCP Private Equity Partners II, L.P. and 165,848 shares of common stock offered by SCP Private Equity II General Partner, LP.